Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 15, 2008 on the financial statements of Bellmore Corporation for the year ended July 31, 2008 and for the period from July 22, 2008 (inception) to July 31, 2008, included herein on the registration statement of Bellmore Corporation on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
December 10, 2008

551 NW 77th Street. Suite 107 • Boca Raton, FI. 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants